Exhibit 99.1

National CineMedia, Inc.

Reports Results for Fiscal Third Quarter 2011

~Announces Quarterly Cash Dividend~

~ Reaffirms Full Year 2011 Outlook ~

Centennial, CO – November 3, 2011 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.7% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America, today announced consolidated results for the third quarter and nine months ended September 29, 2011.

Total revenue for the third quarter of 2011, a quarterly record for the Company, grew 8.2% to $136.0 million from $125.7 million for the comparable quarter last year. Advertising revenue for the third quarter of 2011 was $127.1 million, an increase of 8.0% compared to $117.7 million for the comparable quarter last year. Fathom Events revenue increased 10.0% to $8.8 million for the third quarter of 2011 compared to $8.0 million for the comparable quarter last year. National advertising inventory utilization for the quarter was 120.2% versus 121.8% for the comparable period in 2010 on a 10.5% increase in theatre attendance across the NCM network. Cost per thousand (or CPM) national advertising rates for the current quarter were approximately the same as the comparable 2010 quarter.

For the nine months ended September 29, 2011, total revenue grew 3.7% to $320.8 million compared to $309.4 million for the nine months ended September 30, 2010. Advertising revenue for the nine months ended September 29, 2011 was $284.8 million, an increase of 3.3% compared to $275.6 million for the comparable period last year. Fathom Events revenue increased 6.5% to $35.9 million for the nine months ended September 29, 2011 compared to $33.7 million for the comparable period last year. National advertising inventory utilization for the nine months ended September 29, 2011 was 96.7% versus 97.6% for the comparable period in 2010 on approximately the same theatre attendance across the NCM network. National advertising CPM rates increased 2.4% for the nine months ended September 29, 2011 versus the nine months ended September 30, 2010.

Adjusted OIBDA increased 7.5% to $80.0 million for the third quarter of 2011 from $74.4 million for the comparable quarter last year. Adjusted OIBDA as a percentage of total revenue decreased slightly to 58.8% in the current quarter from 59.2% in the third quarter of 2010 as lower margin network affiliate attendance as a percentage of total attendance grew to 14.2% in the current quarter versus 9.9% in the comparable 2010 quarter. For the nine months ended September 29, 2011, Adjusted OIBDA increased 2.9% to $161.3 million versus $156.8 million for the comparable period in 2010. Adjusted OIBDA as a percentage of total revenue decreased slightly to 50.3% for the nine months of 2011 from 50.7% for the nine months of 2010.

Net income for the third quarter of 2011 increased 42.4% to $16.8 million, or $0.31 per diluted share compared to $11.8 million or $0.24 per diluted share for the third quarter of 2010, which was an increase of 29.2% per diluted share. Net income for the nine months ended September 29, 2011 increased 40.9% to $24.8 million, or $0.45 per diluted share, compared to net income of $17.6 million for the comparable nine month period of 2010, or $0.39 per diluted share, which was an increase of 15.4% per diluted share. Results for the nine months ended September 29, 2011 include a $2.7 million pre-tax non-cash charge related to the change in fair value of an interest rate swap agreement versus $9.4 million for the comparable period of 2010.

The Company announced today that its Board of Directors has authorized the Company’s third quarter cash dividend of $0.22 per share of common stock. The dividend will be paid on December 1, 2011, to stockholders of record on November 17, 2011. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

Kurt Hall NCM’s Chairman and CEO said, “I was very pleased with our record third quarter results. The nearly 8% increase in Adjusted OIBDA over a very challenging Q3 2010 comp that had grown approximately 44% over 2009 reflects the continued expansion of our digital theatre network and the broadening of our national and regional client bases. While I am disappointed with our recent decrease in expectations for the fourth quarter, the decrease in national scatter spending appears to be a short term phenomenon triggered by the sudden change in sentiment regarding the economic recovery in August shortly after brands had made record upfront commitments to cable and broadcast TV networks.”

Mr Hall concluded, “I remain optimistic about the longer term prospects for our business. Our total national advertising commitments for 2012 have increased versus last year at this same time and we may benefit in 2012 from the increase in political spending that will crowd marketers out of TV and force them to look to other high quality video platforms, including cinema.”

Supplemental Information

The payments made by Regal associated with Consolidated Theatres’ payments were $1.4 million, $0.8 million and $2.7 million for the quarter ended September 30, 2010 and the nine months ended September 29, 2011 and September 30, 2010, respectively.

2011 Outlook

For the full year 2011, the Company expects total revenue to be in the range of $425 million to $435 million, compared to total revenue for the full year of 2010 of $427.5 million, and Adjusted OIBDA to be in the range of $210 million to $220 million, compared to Adjusted OIBDA for the full year of 2010 of $222.4 million.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties November 3, 2011 at 5:00 P.M. Eastern time. The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, November 17, 2011, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and entering conference ID 381991.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 176 Designated Market Areas® (49 of the top

50) and includes over 18,300 screens (17,300 digital). During 2010, approximately 700 million patrons attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. The NCM Fathom Events broadcast network is comprised of nearly 700 locations in 165 Designated Market Areas® (including all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 42 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.7% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Statements of Operations

Unaudited

($ in millions, except per share data)

	Quarter Ended Sept. 29, 2011	Quarter Ended Sept. 30, 2010	Nine Months Ended Sept. 29, 2011	Nine Months Ended Sept. 30, 2010
REVENUE:
Advertising (including revenue from founding members of $10.6, $10.0, $29.6 and $29.5 million respectively)	$127.1	$117.7	$284.8	$275.6
Fathom Events	8.8	8.0	35.9	33.7
Other	0.1	—	0.1	0.1

Total	136.0	125.7	320.8	309.4

OPERATING EXPENSES:
Advertising operating costs	8.4	5.8	17.8	16.0
Fathom Events operating costs (including $1.5, $1.5, $6.0 and $5.3 million to founding members, respectively)	6.4	5.6	24.7	22.7
Network costs	4.6	4.9	14.3	14.6
Theatre access fees—founding members	15.2	13.6	42.1	39.9
Selling and marketing costs	15.6	15.5	45.1	42.7
Administrative and other costs	6.7	8.2	23.6	23.4
Depreciation and amortization	5.1	5.0	14.0	13.3

Total	62.0	58.6	181.6	172.6

OPERATING INCOME	74.0	67.1	139.2	136.8
Interest Expense and Other, Net:
Interest on borrowings	13.9	11.1	35.3	33.3
Change in derivative fair value	1.9	3.2	2.7	9.4
Accretion of interest on the discounted income taxes payable to founding members under tax sharing agreement	2.4	3.6	10.9	10.1
Interest Income and other	1.4	—	1.3	(0.1)

Total	19.6	17.9	50.2	52.7

INCOME BEFORE INCOME TAXES	54.4	49.2	89.0	84.1
Provision for Income Taxes	8.5	6.6	13.2	10.2
Equity loss from investment, net	—	—	—	0.7

CONSOLIDATED NET INCOME	45.9	42.6	75.8	73.2
Less: Net Income Attributable to Noncontrolling Interests	29.1	30.8	51.0	55.6

NET INCOME ATTRIBUTABLE TO NCM, INC.	$16.8	$11.8	$24.8	$17.6

EARNINGS PER SHARE:
Basic	$0.31	$0.25	$0.46	$0.40
Diluted	$0.31	$0.24	$0.45	$0.39

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	September 29, 2011	December 30, 2010
Cash and cash equivalents	$61.7	$74.4
Short-term investments	7.0	8.5
Long-term investments	7.0	—
Receivables, net	97.1	100.7
Property and equipment, net	22.2	19.8
Total Assets	807.9	854.5
Long-term borrowings	774.0	775.0
Total equity/(deficit)	(346.2)	(318.4)
Total Liabilities and Equity/(Deficit)	807.9	854.5

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Nine Months Ended Sept. 29, 2011	Quarter and Nine Months Ended Sept. 30, 2010
Total Screens at Period End (1) (6)	18,365	17,301
Founding Member Screens at Period End (2) (6)	15,241	15,167
Total Digital Screens at Period End (3) (6)	17,349	15,721

	Quarter Ended Sept. 29, 2011	Quarter Ended Sept. 30, 2010	Nine Months Ended Sept. 29, 2011	Nine Months Ended Sept. 30, 2010
Total Attendance for Period (4) (6) (in millions)	180.3	163.1	489.1	490.1
Founding Member Attendance for Period (5) (6) (in millions)	154.7	146.9	427.4	432.9
Capital Expenditures (in millions)	$3.3	$2.5	$9.6	$6.8

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes Consolidated Theatres for all periods presented prior to June 2011.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee and per share data)

	Quarter Ended Sept. 29, 2011	Quarter Ended Sept. 30, 2010	Nine Months Ended Sept. 29, 2011	Nine Months Ended Sept. 30, 2010
Advertising Revenue	$127.1	$117.7	$284.8	$275.6
Total Revenue	136.0	125.7	320.8	309.4
Operating Income	74.0	67.1	139.2	136.8
Total Attendance (1)	180.3	163.1	489.1	490.1
Advertising Revenue / Attendee	$0.705	$0.722	$0.582	$0.562
OIBDA	$79.1	$72.1	$153.2	$150.1
Adjusted OIBDA	80.0	74.4	161.3	156.8
Adjusted OIBDA Margin	58.8%	59.2%	50.3%	50.7%
Earnings Per Share – Basic	$0.31	$0.25	$0.46	$0.40
Earnings Per Share – Diluted	$0.31	$0.24	$0.45	$0.39

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes Consolidated Theatres attendance for all periods presented prior to June 2011.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited ($ in millions)

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA share based payment costs and deferred stock compensation. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended Sept. 29, 2011	Quarter Ended Sept. 30, 2010	Nine Months Ended Sept. 29, 2011	Nine Months Ended Sept. 30, 2010
Operating income	$74.0	$67.1	$139.2	$136.8
Depreciation and amortization	5.1	5.0	14.0	13.3

OIBDA	79.1	72.1	153.2	150.1
Share-based compensation costs (1)	0.9	2.3	8.1	6.7

Adjusted OIBDA	$80.0	$74.4	$161.3	$156.8

Total Revenue	$136.0	$125.7	$320.8	$309.4

Adjusted OIBDA margin	58.8%	59.2%	50.3%	50.7%

Adjusted OIBDA	$80.0	$74.4	$161.3	$156.8
Consolidated Theatres Payments	0.0	1.4	0.8	2.7

Adjusted OIBDA after Consolidated Theatres Payments	$80.0	$75.8	$162.1	$159.5

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Year Ending December 29, 2011
	Low	High
Operating Income	$181.2	$190.2
Depreciation and amortization	19.0	19.5

OIBDA	200.2	209.7
Share-based compensation costs (1)	9.8	10.3

Adjusted OIBDA	$210.0	$220.0

Total Revenue	$425.0	$435.0

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.